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                                                                   Exhibit  10.7


     The following amendments to the referenced sections of the Restricted Stock Election Plan were adopted by the Board of Directors of Arcadia Financial LTD. Effective as of January 29, 1998:

     2.2 "AWARD CYCLE" means the period of time from the first day of a Plan Year in which a Participant is granted a Restricted Stock Award until the last day of that Plan Year in which restrictions on that Restricted Stock Award may lapse due to the accelerated vesting of the Restricted Stock Award as a result of meeting annual target performance goals for the Company's fiscal years between July 1, 1994 and December 31, 2000.

     4.1 INCENTIVE BONUS. Each eligible associate shall be eligible for a bonus each fiscal year of the Company from July 1, 1994 through December 31, 2000 in an amount determined by the Board of Directors or its delegee. Each of these annual bonuses is intended to reward eligible associates for achieving pre-determined performance targets determined by the Board of Directors or its delegee.


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     4.2  ELECTION.  Each eligible associate shall be permitted to make an irrevocable election that a portion of such associate's bonuses for fiscal years 1994-2000 shall be received in the form of Common Stock. To participate in the Plan, the associate shall execute and submit to the Committee or its representative an election form no later than thirty (30) days following the date the associate was first informed of his or her eligibility to participate.

     5.2 ACCELERATED VESTING. If at the end of 1994, 1995, 1996 or 1997 any Active , Retired or Deceased Participant has achieved the annual target performance goals established by the Board of Directors or its delegee for the relevant fiscal year, vesting of a portion of the Participant's Restricted Stock Awards shall be accelerated. For each such fiscal year of the Company, an Active Participant shall vest in the number of shares determined under the following formula: the lesser of (i) the target cash bonus for such year, or (ii) the cash bonus actually earned for that year, times the percentage elected to be received in the form of Common Stock pursuant to Section 4.2 hereof, divided by the market price of the Common Stock used to determine the number of Restricted Stock Award shares granted to such Active Participant (rounded down to the nearest whole number of shares).

          All Restricted Stock Award shares of an Active Participant which have not vested as of the end of 1997 (the "Unvested Shares") shall remain subject to accelerated vesting pursuant to the terms of this paragraph. For each of 1998, 1999 and 2000, an Active Participant shall vest in the number of shares of the Unvested Shares determined by the Committee as follows: (i) such accelerated vesting shall be based upon Participants' achievement of criteria established by the Committee and management, the Company's overall performance and such other criteria as the Committee shall from time to time determine;
          (ii) the targeted vesting thereof shall be in thirds; provided however, more or less than such thirds may be vested at the Committee's discretion; (iii) all such shares not vested in 1998, 1999 or 2000 shall vest upon the expiration of ten years from the date of the grant thereof subject to the provisions of the Plan, as amended, and (iv) such vesting shall be subject to forfeiture as required by the terms of the Plan, as amended.